Exhibit 99.1

NEWS RELEASE

For Release on May 28, 2020	Contact: Lutz Henckels
4:02 PM (ET)	Executive Vice President & CFO
lhenckels@gigatronics.com
(925) 328-4650 ext. 4698

Giga-tronics Reports Results for Q4 FY 2020 and FY 2020

-	Fourth Quarter 2020 Revenue and Profitability Impacted by Temporary Closure Due to California Shelter-in-Place Order; Company Resumed Full Production in April

- Solid Sales Pipeline and Proprietary RADAR Testing Solution Position Company to Continue to Gain Market Share

Dublin, CA – May 28, 2020 – Giga-tronics Incorporated (OTCQB: GIGA) (the “Company”) reported results for the fourth quarter and fiscal year ended March 28, 2020.

Revenue for the fourth fiscal quarter ended March 28, 2020 was $2.6 million, as compared to $3.5 million for the same period of fiscal 2019. Fourth quarter revenue was adversely impacted by the Company’s compliance with California’s Shelter-in-Place order during the month of March, which resulted in the temporary closure of its California facilities and a loss of production. Net loss attributable to common shareholders for the fourth quarter was $664,000, or ($0.54) per share, compared to net income of $43,000 or $0.03 per fully diluted share, for the same period last year. The Company recorded an EBITDA loss of ($446,000) for the fourth quarter compared to EBITDA of $392,000 for the same quarter in fiscal 2019. Both the fourth quarter net loss attributable to common shareholders and the EBITDA loss were caused primarily by the sudden shelter-in-place order in March 2020, resulting in a loss of production and associated revenue as well as lower gross profits related the RADAR filter business.

Revenue for the year ended March 28, 2020 was $11.8 million, an increase of 6% compared to $11.1 million for the year ended March 30, 2019. The increase was attributable to a 66% revenue growth of $1.5 million for the Giga-tronics RADAR/EW testing division associated with multiple orders from the US Navy, which was offset by a $1 million or 10% decrease in Microsource filter revenue mainly due to the fourth quarter shutdown described above. Net loss attributable to common shareholders for full year fiscal 2020 was $2.0 million, or ($1.64) per share, compared to a loss of $1.0 million or ($1.45) per fully diluted share, for the same period last year. Net loss in fiscal 2020 includes a one-time, non-cash expense of $1.2 million or ($1.01) per fully diluted share related to the issuance of common shares in exchange for the majority of the Company’s Series E preferred shares on November 8, 2019. EBITDA was $183,000 in fiscal 2020 compared to $362,000 for fiscal 2019. Both the fiscal 2020 net loss attributable to common shareholders and EBITDA were adversely impacted by the temporary fourth quarter closure described above.

Subsequent to the end of its fiscal year, the Company received a $786,200 SBA loan under the Paycheck Protection Program (“PPP”), established as part of the Coronavirus Aid, Relief and Economic Security Act. This PPP funding accrues interest at a rate of 1% per annum and, based on the Company's current operating plan, the Company believes that the majority or all of the principal amount of the loan may be forgiven, provided that it uses the funding proceeds for eligible payroll costs, utility expenses, and rent payments in accordance with the PPP program, in each case during the eight-week period after entering into the loan.

John Regazzi, CEO of the Company said, “Giga-tronics, like many other companies in the U.S., was impacted by the mandated shutdowns in March associated with the COVID-19 pandemic, and as a result of the temporary closure of our California facilities, our fourth quarter revenue, cash flow and profitability were lower than we anticipated. Our shutdown in March was relatively short and we were subsequently designated an essential business. That said, we had also temporarily halted production earlier in the quarter to execute a carefully planned cybersecurity upgrade required by a customer and had expected to shift and complete this production volume during March when the California shutdown unexpectedly occurred. The Company resumed full production levels in April while implementing social distancing measures via two production shifts, remote work-at-home arrangements for most other employees and other appropriate employee safety measures.”

Lutz Henckels, Executive Vice President and Chief Financial Officer, stated, “We continue to manage through the dynamic and uncertain COVID-19 situation, focusing first and foremost on the safety of our employees, while also addressing supply disruptions, and any delays in orders. With our Microsource filter business back in production and the strong interest we are seeing in our higher margin RADAR/EW testing solutions, we are cautiously optimistic about our prospects moving forward.”

Lutz Henckels continued “The RADAR/EW testing solutions business revenues grew 66% in fiscal 2020 and we believe we can drive robust growth in this part of our business in fiscal 2021. We believe national defense RADAR/EW testing represents an addressable market of up to $440 million per year and we are focused on continuing to leverage our proven technology to expand existing and to develop new customer relationships and increase our market share.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the fourth quarter results. To participate in the call, dial (888) 517-2470 or (630) 827-6818, and enter PIN Code 6379613#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of May 28, 2020.

About Giga-tronics Incorporated

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces RADAR filters and Microwave Integrated Components for use in military defense applications as well as sophisticated RADAR and Electronic Warfare (RADAR/EW) test products primarily used in electronic warfare test & emulation applications.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical facts, are forward-looking statements. Generally, forward- looking statements and information can be identified by the use of forward-looking terminology such as “expects” or “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should", or “would” occur. Forward-looking statements include, among others, those concerning future product developments, future prospects, future operating results (including, for example, future revenue, growth, margin and profitability), growth in market share and the forgiveness of the Company’s PPP loan.  Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include the Company’s ability to successfully manufacture its RADAR/EW test products, to identify customer needs and to design and implement new features; the timely receipt of components from third-party suppliers, the receipt or timing of future orders for products or services, cancellations or deferrals of existing or future orders; the adequacy of the Company’s capital resources; the Company’s ability to manage costs; the results of pending or threatened litigation; the Company’s ability to successfully implement its business plan; the Company’s need to modify its business plan as a result of these or other risks; the volatility in the market price of the Company’s common stock; the circumstances relating to the COVID-19 pandemic and governmental responses; the Company’s use of proceeds from the PPP loan; and the ability and legality of the Company to retain the loan proceeds and qualify for forgiveness of the loan in view of evolving regulatory requirements and guidance and public opinion.  You should not place undue reliance on any forward-looking statements, which are made as of the date of this press release. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements. For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended March 30, 2019 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those in other public files the Company may make with the SEC.

Agency Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

GIGA-TRONICS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)	March 28, 2020	March 30, 2019
Assets
Current assets:
Cash and cash-equivalents	$657	$878
Trade accounts receivable, net of allowance of $8 and $8, respectively	932	568
Inventories, net	3,261	2,734
Prepaid expenses and other current assets	2,209	1,354
Total current assets	7,059	5,534
Property and equipment, net	508	569
Right of use asset	1,183	—
Other long-term assets	176	176
Total assets	$8,926	$6,279
Liabilities and shareholders' equity
Current liabilities:
Loans payable, net of discounts and issuance costs	$1,320	$1,781
Accounts payable	803	747
Accrued payroll and benefits	300	476
Deferred revenue	159	—
Deferred rent	—	74
Lease obligations	426	41
Deferred liability related to asset sale	—	40
Other current liabilities	364	754
Total current liabilities	3,372	3,913
Other long term liabilities	119	172
Long term deferred rent	—	358
Long term lease obligations	1,135	21
Total liabilities	4,626	4,464

Shareholders' equity:
Convertible preferred stock of no par value;
Authorized - 1,000,000 shares
Series A - designated 250,000 shares; no shares at March 28, 2020 and March 30, 2019 issued and outstanding	—	—
Series B, C, D - designated 19,500 shares; 17,781.64 shares at March 28, 2020 and 18,533.31 at March 30, 2019 issued and outstanding; (liquidation preference of $3,367 at March 28, 2020 and $3,540 at March 30, 2019)	2,745	2,911
Series E- designated 100,000 shares; 9,200 shares at March 28, 2020 and 98,400 shares at March 30, 2019 issued and outstanding; (liquidation preference of $345 at March 28, 2020 and $3,690 at March 30, 2019)	177	1,895
Common stock of no par value; Authorized - 13,333,333 shares; 2,635,856 shares at March 28, 2020 and 757,367 at March 30, 2019 issued and outstanding	31,952	25,557
Accumulated deficit	(30,574)	(28,548)
Total shareholders' equity	4,300	1,815
Total liabilities and shareholders' equity	$8,926	$6,279

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended		Twelve Month Periods Ended
	March 28,	March 30,	March 28,	March 30,
(In thousands except per share data)	2020	2019	2020	2019
Net revenue
Goods	$1,547	$1,707	$3,521	$2,123
Services	1,056	1,818	8,247	9,025
Total revenue	2,603	3,525	11,768	11,148
Cost of sales	1,892	2,058	7,180	6,425
Gross profit	711	1,467	4,588	4,723
	27%	42%	39%	42%
Operating expenses:
Engineering	455	284	1,552	1,304
Selling, general and administrative	852	953	3,469	3,707
Total operating expenses	1,307	1,237	5,021	5,011

Operating income (loss)	(596)	230	(433)	(288)
Interest expense, net	(65)	(156)	(252)	(607)
Income (loss) before income taxes	(661)	74	(685)	(895)
Provision for income taxes	—	—	2	42
Net income (loss)	$(661)	$74	$(687)	$(937)
Deemed dividend on Series E shares	(3)	(31)	(94)	(106)
Cumulative dividends on Series E shares	—	—	(1,245)	—
Net income (loss) attributable to common shareholders	$(664)	$43	$(2,026)	$(1,043)
Depreciation	45	55	184	264
Amortization of demo equipment	33	28	131	141
Stock-based compensation	72	79	301	245
Income taxes	-	-	2	42
Interest and dividends	68	187	1,591	713
EBITDA	$(446)	$392	$183	$362

Income (loss) per common share – basic	$(0.54)	$0.06	$(1.64)	$(1.45)
Income (loss) per common share – diluted	$(0.54)	$0.03	$(1.64)	$(1.45)

Weighted average shares used in per share calculation:
Basic	1,232	718	1,232	718
Diluted	1,232	1,556	1,232	718

4